EXHIBIT 99.1 PRESS RELEASE

IEH CORPORATION FILES 10-Q’s AND 10-K FOR FISCAL YEAR ENDED MARCH 31, 2023

Brooklyn, NY (October 6, 2023) IEH Corporation (OTC PINK:IEHC) today filed with the Securities and Exchange Commission its quarterly reports on Form 10-Q for Q1 through Q3 of the Fiscal Year ended March 31, 2023, and its annual report on Form 10-K covering the Fiscal Year ended March 31, 2023. In addition, IEH is in the process of preparing its Form 10-Q’s for the first two quarters of the current Fiscal Year ending March 31, 2024, in an effort to become current in its SEC filings.

For the Fiscal Year ended March 31, 2023, IEH had revenues of $19,136,890 as compared to $24,265,589 for the Fiscal Year ended March 31, 2022 reflecting a 21.1% decrease; an operating loss of $5,812,812 for Fiscal Year 2023 as compared to an operating loss of $938,933 for Fiscal Year 2022; a net loss of $6,502,924 for Fiscal Year 2023 as compared to net income of $1,438,134 for Fiscal Year 2022; and a basic loss per share of $2.74 as compared to a basic net gain per share of $0.61 for Fiscal Year 2022.

Dave Offerman, President and CEO of IEH Corporation commented, “Although the financial metrics of this past fiscal year were, as forecasted, much lower than the few years prior, IEH is nonetheless pleased to be able to share these statements, which bring us one step closer to being fully caught up and current in our SEC filings, following the long and arduous process of migrating our accounting from the legacy system to the current SAP platform.

As discussed extensively in prior communications, the devastating effects of COVID-19 on commercial aviation and the aerospace supply chain, following directly on the heels of the Boeing 737Max jet grounding, severely diminished IEH’s revenue, as a large percentage of our overall earnings were generated from the commercial aerospace sector. These impacts were exacerbated by slowdowns in military spending on some of the programs we support, as well as a revenue reduction from overseas markets, particularly China, where COVID lockdowns were more sweeping and prolonged. As is typical in our industry, IEH only began to feel the effects of these events beginning in Fiscal Year 2022, reaching their nadir in Fiscal Year 2023. Now that we believe the rebound in the commercial aerospace sector has finally begun to cascade down to the Tier II and Tier III component suppliers, so has our revenue recovery begun to accelerate in earnest. In addition, we estimate that defense spending is expected to again rise, as current and potential conflicts and heightened tensions portend new rounds of funding in many of the programs we support.

We believe that the first two quarters of the current Fiscal Year ending March 31, 2024 will show substantial improvements over the same quarters of the prior Fiscal Year 2023, previewing the upward trajectory we are currently on, and expect to sustain through the balance of Fiscal Year 2024 and into Fiscal Year 2025, and beyond. With a backlog that is now 28% higher than it was at the beginning of this Fiscal Year, and the highest it’s been since the end of 2020, and positive indicators in our legacy markets along with our amplified sales and marketing efforts in developing markets, we are very optimistic that our recovery and growth will continue to accelerate in the coming quarters and years.

On behalf of the management team and staff of IEH, we again wish to express our sincere gratitude for the patience and support of our valued shareholders as we sustain our efforts to become fully current in our SEC filings, and continue our revenue recovery. We look forward to sharing more positive news in the coming weeks and months.”

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements or expectations regarding our financial condition, regarding our revenues, inventory levels, cash and backlog, the commercial space launch industry, the success of our marketing and sales efforts in the medical industry, expectations regarding governance changes, our diversification of products and markets, expectations regarding future cash requirements, revenue and revenue recovery, including for fiscal 2023, projected timelines for making our SEC filings or successfully preventing our registration from suspension or revocation and expectations regarding our efforts and ability to resolve our inventory accounting issues. These statements often include words such as “believe,” “expect,” “estimate,” “plan,” “will,” “may,” “would,” “should,” “could,” or similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on certain assumptions that the Company has made on its current expectations and projections about future events. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and you should not place undue reliance on any forward-looking statements. The Company’s actual performance or results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, as they will depend on many factors about which we are unsure, including many factors beyond our control. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of our past due SEC periodic reports, including changes in the proceedings related to the SEC Order; our ability to remediate our inventory accounting issue; our ability to reduce costs or increase revenue; changes in the macroeconomic environment or in the finances of our customers; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates; our ability to attract and retain key employees and key resources; and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on June 22, 2023, and in subsequent reports filed with or furnished to the SEC. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Except as may be required by applicable law, we assume no obligation and do not intend to update or revise our forward-looking statements contained in this press release as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should carefully review and consider the various disclosures we make in our filings with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

Contact:

Dave Offerman

IEH Corporation

dave@iehcorp.com

718-492-4448

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